Exhibit 5.1
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

 February 22, 2011
Dimus Partners, Inc.
1403 West Sixth Street
Austin, Texas 78703

Re:	Form S-1 Registration Statement
Registration No. 333-164749

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Dimus Partners, Inc. (the "Company") covered by a Form S-1/A Registration Statement, Amendment No. 3 (the "Registration Statement"), filed with the Securities and Exchange Commission on or around February 22, 2011, which relates to the resale of 166,649 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the outstanding Shares described in the Registration Statement, are duly and validly issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement. This opinion is based upon our knowledge of law and facts as of its date and as of the effective date of the Registration Statement. We assume no duty to communicate to you with respect to any matter which comes to our attention after the effective date of such Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC